Exhibit 21.1

SUBSIDIARIES OF
TESORO LOGISTICS LP

Subsidiary	Jurisdiction of Organization
Tesoro High Plains Pipeline Company LLC	Delaware
Tesoro Logistics Finance Corp.	Delaware
Tesoro Logistics Northwest Pipeline LLC	Delaware
Tesoro Logistics Pipelines LLC	Delaware
Tesoro Logistics Pipelines LLC	Delaware
Tesoro SoCal Pipeline Company LLC	Delaware